Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 25, 2010, relating to the consolidated financial statements and financial statement schedule of Automatic Data Processing, Inc. (the “Company”), (which expresses an unqualified opinion) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 2010.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
August 30, 2010